Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sage Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	2,401,745 (2)	$23.15 (3)	$55,600,396.75 (3)	0.0001476	$8,206.62

Total Offering Amounts					$55,600,396.75		$8,206.62

Total Fee Offsets							—

Net Fee Due							$8,206.62

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities which become issuable with respect to the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Represents an automatic increase to the number of shares available for issuance under the Plan, effective January 1, 2024. Shares available for issuance under the Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 18, 2014 (Registration No. 333-197498), May 29, 2015 (Registration No. 333-204549), February 29, 2016 (Registration No. 333-209831), February 23, 2017 (Registration No. 333-216202), February 22, 2018 (Registration No. 333-223146), February 19, 2019 (Registration No. 333-229732), February 27, 2020 (Registration No. 333-236680), February 24, 2021 (Registration No. 333-253431), February 24, 2022 (Registration No. 333-262948), and February 16, 2023 (Registration No. 333-269818).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 13, 2024.